IN THE DISTRICT COURT IN AND FOR TULSA COUNTY
STATE OF OKLAHOMA

RONALD C. KAUFMAN
Plaintiff

Vs.

EAST MORGAN HOLDINGS INC.
a Delaware Company
Defendant

COURT APPROVED SETTLEMENT AGREEMENT

NOW, on this 29th day of July 2009 the above matter came up for hearing, the Joint Motion of the Plantiff and Defendant for the Court Approval of the Second Amended Confidential Settlement Agreement. The Plantiff appeared in person and the Defendant appeared through its CEO and counsel Jon B Wallis. The parties offered testimony and exhibits in support of their Second Confidential Settlement Agreement.

WHEREUPON, after a hearing whereby all parties under the Settlement were heard and considered the evidence and being well advised in the premises it is ORDERED, ADJUDGED and DECREED as follows:

1.	That the Second Confidential Settlement Agreement is a fair and complete settlement of this dispute.

2.	That the parties had the opportunity to be heard and affirmatively state that this is a fair resolution of this dispute.

3.	That the share of Common Stock that are issued under the Second Confidential Settlement Agreement are issued in exchange for the release of bona fide claims, property interests and preferred shares.

4.
That the issuance of the shares of East Morgan Common Stock pursuant to the terms of the Second Confidential Settlement Agreementshall not bear a restrictive legend nor be deemed “restricted securities” based upon Section 3(a) 10 of the Securities Act.

5.	That the Officers, Directors and Agents of the parties are to take all necessary steps to issue the shares without restrictive legend under the Second Confidential Settlement Agreement.

6.	That the Second Confidential Settlement Agreement attached here to is hereby Approved.

SECOND CONFIDENTIAL SETTLEMENT AGREEEMENT

THIS SECOND SETTLEMENT AGREEEMENT, made as of this 29th day of July, 2009 by and between:

INTELLIGENT MOTOR CARS, INC. now EAST MORGAN HOLDINGS, INC. a Delaware corporation having its principal office located at 1639 South Carson Ave, Tulsa, OK 74119 (hereinafter “COMPANY” on one hand and;

RONALD C. KAUFMAN (“KAUFMAN”), an individual located at 303 North Second Street, Bellaire Texas 77401 an adult individual competent to contract with the other.

WITNESSETH THAT:

WHEREAS, there have been various transactions, agreements and understandings between the COMPANY on the one hand and KAUFMAN on the other hand, and certain disagreements, misunderstandings, actions and disputes have arisen whereas KAUFMAN has filed an action in the District Court in and for Tulsa County State of Oklahoma, including a Motion for Temporary Restraining Order, Temporary Injunction and Permanent Injunction;

WHEREAS, the stock issued pursuant to this SECOND SETTLEMENT AGREEEMENT shall be issued pursuant to Section 3(a) 10 of the Securities Act and shall not be “restricted securities” thus this Settlement Agreement is subject to the Court’s approval without which this Agreement shall be null and void.

WHEREAS, that KAUFMAN had an attorney client agreement dated August of 2005 (“ ATTORNEY CLIENT AGREEMENT”) that the Agreement had a term of one year and was automatically renewed through the ATTORNEY CLIENT AGREEMENT to extend for one additional year term;

WHEREAS that the ATTORNEY CLIENT AGREEMENT contained an anti-dilution clause whereby KAUFMAN was to receive additional issuance of the COMPANY’s Common Stock in order that KAUFMAN’S position in the COMPANY would not be diluted below certain points and that KAUFMAN is entitle to 4.99% of any additional issuance of the COMPANY;

WHEREAS the COMPANY has issued and authorized and maximum number of shares of its Common Stock and has been unable to issue the required shares pursuant to the anti-dilution clause in the ATTORNEY CLIENT AGREEMENT;

WHEREAS the COMPANY and KAUFMAN entered into a Settlement Agreement dated January 8, 2007;

WHEREAS the SETTLEMENT AGREEMENT calls for KAUFMAN to receive preferred shares of the COMPANY which are convertible into ten million shares of the Company’s Common Stock;

WHEREAS, On July 1, 2008 KAUFMAN sent a Notice of Assignment and Conversion to the Defendant East Morgan which is attached hereto as Exhibit “A”;

WHEREAS, the SETTLEMENT AGREEMENT states:

COMPANY agrees that it will promptly, with all due speed, and in good faith, secure such opinion of counsil as may be necessary to remove any legends as permitted under Rule 144 and that it will not interfere with or disrupt the removal of legends.

WHEREAS, the COMPANY the company failed to issue said shares and has failed to secure opinion of counsel and has failed to have the legend removed;

WHEREAS, the SETTLEMENT AGREEMENT further states:

COMPANY agrees that monetary damages may be inadequate compensation for any violation of paragraph four above and accordingly agrees that ATTORNEY shall be entitled to equitable relief, including but not limited to a TRO, Preliminary Injunction and Final Injunction and that in the event that it is necessary for ATTORNEY to seek such equitable relief, to receive the shares set forth above without restrictive legend COMPANY shall be solely responsible to the payment of all legal fees and costs incurred by the party seeking relief.

WHEREAS, the parties agree that KAUFMAN is entitled to injunctive relief and costs and attorney fees for seeking such relief;

WHEREAS, that a hearing upon the fairness of such terms and conditions at which KAUFMAN has the right to and will appear.

WHEREAS, under Section 3(a) 10 of the Securities Act the COMPANY shall issue ten million shares of its Common Stock without restrictive legend pursuant to the terms of the Settlement Agreement and the Notice of Conversion and Assignment and issue an additional twenty five thousand shares of its Common Stock without restrictive legend for costs and attorney fees for bringing this action;

WHEREAS, the COMPANY and KAUFMAN agree that this is a fair and equitable resolution of this dispute;

WHEREAS, the parties have negotiated with respect to the disagreements, misunderstandings, frictions and disputes and have reached the terms of a settlement, for which they desire a written settlement document to evidence and formalize the terms of such settlement;

NOE, THERFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein the parties have agreed, and do herby agree, as follows:

1.
Release of Company. KAUFMAN does hereby release, remise, acquit and forever discharge COMPANY, and its respective subsidiaries, divisions, affiliates or related business entities, predecessors, successors, divisions, affiliates or related officers, directors, trustees, partners, corporate members, attorneys, agents, administrators, physicians, employees or assigns, and each of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, loses, debts and expenses (including attorneys’ fees and costs) (collectively “claims”) of any nature whatsoever, known or unknown, whether in law or equity, including claims arising under the United States and /or State of Constitutions, the common law, and/or claims arising out of alleged violations of any federal, state, local or other government statutes, regulations or ordinances, which they may have against each other, from the beginning of the world to the date of execution of this General Release. Notwithstanding anything above to the contrary contained herein, this Paragraph shall not bar claims arising out of breach of this Agreement.

2.
Release of KAUFMAN. COMPANY does hereby release, remise, acquit and forever discharge COMPANY, and his respective corporations, subsidiaries, divisions, affiliates or related business entities, predecessors, successors and assigns and any of his past or present officers, directors, trustees, partners, corporate members, attorneys, agents, administrators, physicians, employees or assigns, and each of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, loses, debts and expenses (including attorneys’ fees and costs) (collectively “claims”) of any nature whatsoever, known or unknown, whether in law or equity, including claims arising under the United States and /or State of Constitutions, the common law, and/or claims arising out of alleged violations of any federal, state, local or other government statutes, regulations or ordinances, which they may have against each other, from the beginning of the world to the date of execution of this General Release. Notwithstanding anything above to the contrary contained herein, this Paragraph shall not bar claims arising out of breach of this Agreement.

3.
Issuance of Common Stock. That the COMPANY shall issue the ten million twenty five thousand shares without restrictive legend pursuant to Section 3(a) 10 of the Securities Act of 1933 as amended. The ten million shares shall be issued to the parties set forth on July 1, 2008 Notice of Conversion and Assignment which is attached hereto as Exhibit “A”. The additional twenty five thousand shares shall be issued to KAUFMAN for expenses and cost associated with this litigation.

4.
Removal of Restrictive Legends. That KAUFMAN has expressed concern about the cooperation of the COMPANY and its officers, directors and agents in issuing these shares without restrictive legend under Section 3(a) 10 of the Securities Act the COMPANY and its officers, directors and agents will not interfere with or disrupt the issuance of the shares without restrictive legends.

5.
Remedies. COMPANY agrees that monetary damages are inadequate compensation for any violation of paragraph four above and accordingly agrees that KAUFMAN shall be entitled to equitable relief, including but not limited to a TRO, Preliminary Injunction and Final Injunction and that in the event that it is necessary for KAUFMAN to seek such equitable relief, to receive the shares set forth above without restrictive legend. Furthermore, KAUFMAN will not be required to post an injunction bond related to such equitable relief. COMPANY shall be solely responsible to the payment of all legal fees and cost incurred by the party seeking relief. Such payment shall be made within three (3) business days of written demand by the party to be indemnified.

6.	Common Stock.

a.	Exemption. The offer of Common Stock is being made pursuant to Section 3(a) 10 of the Securities Act and shall be issued without restrictive legend.

7.
Confidentiality. The Parties further agree that this Agreement is completely confidential. The existence and terms of this Agreement are never to be disclosed to any third parties. In the event that either party receives a subpoena they will notify the other party in writing in sufficient time to allow them notice to object prior to responding to such subpoena.

8.	Representations and Warranties. Both COMPANY and KAUFMAN hereby represents, covenants and warrants to the other party as follows:

a.	Authorization. The Parties and their signatories herein have full power and authority to enter into this agreement and to carry out the transactions contemplated hereby.

b.
No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any prevision of its charter or bylaws or violate any terms or applicable law, rule or regulation

c.
Litigation. There is no undisclosed action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best of its knowledge threatened against it, or which questions or challenges the validity of this Agreement and the subject matter hereof.

d.
Consents. The consent of any person, other than the signatories hereto, is necessary for the execution, delivery and consummation of the transactions contemplated hereby, including, without limitations, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local.

e.	Reliance. The Parties have and will rely upon the documents, instruments and written information furnished to it by the other party’s officers, employees and representatives.

9.
Non-Admissions. The making of this Agreement is not intended, and shall not be construed, as an admission that any party has violated any federal, state or local law (statutory of decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever as against the other.

10.
Agreement as Evidence. The parties agree that this Agreement may be used as evidence by any of them in a subsequent proceeding only (i) to demonstrate that a claim asserted in such proceeding has been waive; or (ii) if it is alleged by any of the parties in such proceeding that the other breached this Agreement.

11.	Successors and Assigns . This Agreement is binding upon, and shall inure the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12.
Failure to Enforce. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13.
Agreement Governed by Oklahoma Law. The Agreement is entered into in the State of Oklahoma, and the laws of the State of Oklahoma shall apply to any dispute concerning its meaning and application. Any action or proceeding related to this Agreement shall be commenced in a state or federal court that has subject matter and personal jurisdiction over the matter, and which is located in the County of Tulsa in the State of Oklahoma.

14.
Warranty of No Assignment. The parties warrant that they have made no assignment, and will make no assignment, of any claim whatsoever against each other or any of their respective agents or representatives, and that no other person or entity of any kind has any interest in and such claim(s).

15.
Entire Agreement. This Agreement and the General Release constitutes the complete understanding between the parties and supercedes any and all other agreements, understandings, and discussions, whether written or oral, between the parties. This Agreement may not be altered, and no other promises or agreements between the parties shall be binding, unless in writing and signed by the party or parties to be charged.

16.	Date of Agreement. This Agreement shall be dated July 29, 2009.

17.
Preparation of Agreement. Because the Agreement is the result of negotiations between the parties’ counsel it shall be deemed to have been prepared by all of the parties hereto to avoid any negative inference by any court against the preparer of this document.

18.
Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. In addition, facsimile signatures on any counterpart hereof be treated as original signatures hereto.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Settlement Agreement as of this 29th day of July, 2009

NOTICE OF CONVERSION AND ASSIGNMENTS

I, Ronald C. Kaufman, hereby provide this written notice to East Morgan Holding, Inc., of my assignment by gift and conversion of my ten million shares of class “A” preferred shares of East Morgan Holding, Inc, into ten million shares of East Morgan Holding, Inc. Common Stock to be issued as follows:

Three Million (3,000,000) shares to Wall Street PR Inc., two million (2,000,000) common shares to Snuggly Wuggly Inc., two million five hundred thousand (2,500,000) common shares to Ronald C. Kaufman and two million five hundred thousand (2,500,000) common shares to Lonna Adams.

This Notice is contingent upon East Morgan’s prior issuance of thirty million shares to its CEO Jon B. Wallis thus with this issuance East Morgan shall have in excess of forty million (40,000,000) shares issued and outstanding.

Dated this 1st day of July, 2008.